Exhibit 10.13
DIRECTORS BUSINESS TRAVEL INSURANCE PLAN

BENEFITS
You are automatically insured against accidental death and dismemberment that occurs when you are in travel status on Con-way Inc. (“Con-way”) business.
Coverage begins when you leave your residence or place of regular employment (whichever occurs last) on Con-way business and continues until you return to your residence or place of regular employment (whichever occurs first) at the end of your trip. During this period, you are covered against all accidents, 24 hours a day, subject to the exclusions listed in the Directors Business Travel Insurance policy.
The principal sum for which you are insured is $500,000.
(Note - The maximum payment under this plan for all losses arising from any one accident is $5,000,000. If several directors are involved in one accident, and the total indemnity exceeds $5,000,000, each individual payment will be reduced proportionately.)
ELIGIBILITY
You are covered if you are a director of Con-way Inc.
COST
The full cost of this plan is paid by Con-way Inc.
TERMINATION
Your coverage will terminate when you cease to be an eligible director of Con-way Inc.
SUMMARY OF BENEFITS
When injury results in any of the following losses within one year after the accident happens, the insurance company will pay for the loss of:

Loss	Percentage of Principal Sum
Life…………………………………………………	100%
Both hands or both feet…………………………	100%
Sight of both eyes………………………………..	100%
One hand and one foot………………………….	100%
One hand and the sight of one eye……………	100%
One foot and the sight of one eye……………..	100%
Speech and hearing in both ears………………	100%
One hand or one foot……………………………	50%
Sight of one eye………………………………….	50%
Speech or hearing in both ears………………...	50%
Thumb and index finger of same hand………..	25%
Quadriplegia……………………………………...	100%
Paraplegia………………………………………...	75%
Hemiplegia………………………………………...	50%

"Loss" as used with reference to hand or foot means complete severance, and as used with reference to eye means the irrecoverable loss of its entire sight. The amount payable for a loss will be reduced for an insured person age 70 or older.
BENEFICIARY
You may designate and from time to time thereafter change your beneficiary by completing and returning a beneficiary designation form, which can be obtained from the offices of Con-way Inc.
EXCLUSIONS
This Plan does not cover losses which result from:
1. suicide or any attempt at suicide or intentionally self-inflicted injury;
2. declared or undeclared war, or any act of declared or undeclared war;
3. full-time duty in the armed forces, National Guard or organized reserve corps of any country or international authority;
4. being legally intoxicated or being under the influence of drugs, unless taken under the advice of a physician;
5. commuter travel to and from work;
6. the insured person's commission or attempt to commit a felony.
CLAIMS PROCEDURE
If you suffer an injury covered by the Directors Business Travel Insurance Plan, written notice of the loss should be given to the Corporate Benefits Office of Con-way Inc. within 20 days or as soon thereafter as is reasonably possible.
If you have any questions or concerns regarding Directors Business Travel Insurance Plan, please contact Stephen K. Krull, General Counsel.
Complete terms and conditions of the Business Travel Insurance Plan are set forth in the master contract issued to Con-way AIG.
Con-way reserves the right to change or discontinue the Plan at any time.